Exhibit 10.26

CURRENT DIRECTOR COMPENSATION PROGRAM

As of February 4, 2009

1.               Annual Retainer:  $90,000 - Paid in quarterly installments in arrears at the end of each quarter in cash or, if the director so elects, in deferred stock units to be distributed at a later date designated by the director.

2.               Annual Deferred Stock Award:  $145,000 – Awarded to incumbent directors, who are nominated for re-election at the next shareholders’ meeting in May, on the day the Compensation Committee grants equity awards to management in early February on the closing price per share of this Corporation’s common stock on the date the Compensation Committee approves the awards in the form of deferred stock units (with vesting of such deferred stock units to occur on the first anniversary of the annual meeting occurring in the year of grant) and which are distributed either in a lump sum six months after termination of service as a director or, if the director so elects, in annual installments beginning at least six months following termination of service as a director.

3.               Committee Chair Fees:  Currently, the annual amount of committee chair fees, which are paid quarterly in arrears, are as follows:  Audit (currently John Dasburg) - $25,000, Compensation (currently Larry Graev) - $20,000, Nominating and Governance (currently Glen Nelson) - $20,000, Investment and Capital Markets (currently Blythe McGarvie) - $20,000, Risk (currently Tom Hodgson) - $20,000 and Advisory Committee for Public Policy (currently Janet Dolan) - $5,000.

4.               Lead Director:   Effective November 2, 2006, the Board established the position of Lead Director of the Board and agreed that the Lead Director (currently John Dasburg) will be paid $25,000 per year (payable in arrears in quarterly installments as of the last business day of each quarter).